Exhibit 99.1

ITW NEWS RELEASE

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ITW Reports Diluted Net Income Per Share of 77 Cents in the 2006 Fourth Quarter; Revenues Increased 12 Percent, Operating Income Grew 7 Percent and Diluted Net Income Per Share Rose 8 Percent in the Quarter

GLENVIEW, ILLINOIS—(January 30, 2007)—Illinois Tool Works Inc. (NYSE:ITW) today reported 8 percent growth in diluted net income per share in the 2006 fourth quarter. Diluted net income per share was $0.77 compared to $0.71 in the 2005 fourth quarter. In addition, the Company’s fourth quarter revenues increased 12 percent, operating income grew 7 percent and net income rose 10 percent.

The increase in fourth quarter earnings resulted from strong contributions from international units tempered by both moderating growth and declines associated with North American end markets, particularly the new housing sector and Detroit 3 automotive production. As a result, total Company base revenues grew 2.2 percent in the fourth quarter, with international base revenues increasing 7.3 percent and North American base revenues declining 1.5 percent. Also, investment income declined $26.8 million in the quarter due to the run-off of the commercial mortgage portfolio. The Company benefited from a fourth quarter reduction in the tax rate to 27.47 percent, thus lowering the full-year tax rate to 29.75 percent from 30.50 percent as of the third quarter. The reduced tax rate contributed 2 cents of additional earnings in the fourth quarter versus the year-ago period.

For the 2006 fourth quarter, revenues were $3.641 billion versus $3.252 for the year earlier period. Fourth quarter operating income improved to $594.3 million from $557.1 million a year ago. Net income was $439.3 million compared to $400.6 million in the prior year period. Due to significantly higher acquisition activity in 2006 and volume declines in some North American businesses, the Company’s operating margins of 16.3 percent were 80 basis points lower than a year ago.

For full-year 2006, revenues increased 10 percent, operating income grew 13 percent, net income rose 15 percent and diluted net income per share was 16 percent higher than the year earlier period. Revenues of $14.055 billion compared to $12.790 billion in the year ago period. Operating income was $2.421 billion versus $2.141 billion. Net income was $1.718 billion compared to $1.495 billion and diluted net income per share was $3.01 versus $2.60. Based on strong margin improvement in the first half of 2006, full-year operating margins of 17.2 percent were 50 basis points higher than the year-ago period.

The Company’s free operating cash flow was a robust $658.1 million in the fourth quarter. This free cash was utilized to acquire 19 companies during the quarter representing $820 million of annualized revenues. For full-year 2006, the Company completed 53 acquisitions totaling $1.7 billion of annualized revenues. During the fourth quarter, the Company paid $199 million to repurchase shares as part of its ongoing, open-ended buyback program.

“Despite the headwinds we faced in the quarter from several North American end markets and the difficult comparison with our fourth quarter 2005 investment income, we grew our earnings 8 percent and produced more than $600 million of free cash in the quarter,” said David B. Speer, chairman and chief executive officer. “We utilized this free cash to fund our very strong acquisition activity in the fourth quarter. The record-setting number of newly-acquired businesses for the full year represents significant earnings growth opportunities for the Company.”

Segment highlights include:

North American Engineered Products fourth quarter revenues increased 2.9 percent largely due to a 7.8 percent revenue contribution from acquisitions. Base revenues fell 5.0 percent as declines in new housing and Detroit 3 automotive production offset growth from the industrial-based units such as polymers and fluid products. Operating income declined 8.5 percent as base income fell 7.9 percent due primarily to the construction and auto businesses. Operating margins of 15.2 percent were 190 basis points lower than the year earlier period. For the full year, revenues increased 9.4 percent, operating income grew 8.3 percent and operating margins of 17.3 percent were 20 basis points lower than the year- ago period.

International Engineered Products fourth quarter revenues and operating income increased 13.9 percent and 13.5 percent, respectively. Revenues improved as base revenues grew 5.9 percent and acquisitions contributed 3.4 percent. Base revenues benefited from contributions from the construction and industrial-based units. The growth in operating income was due to base income increases from the construction units as well as contributions from translation and lower restructuring activity. Operating margins of 16.3 percent were 10 basis points lower than the year earlier period mainly due to acquisitions. For the full year, revenues increased 6.2 percent, operating income grew 6.0 percent and operating margins of 14.8 percent were even with the year-ago period.

North American Specialty Systems fourth quarter revenues increased 9.7 percent largely due to an 8.1 percent contribution from acquisitions. Base revenues increased 1.5 percent as contributions from welding and food equipment offset weakness in the industrial packaging businesses. Operating income was essentially flat as base income growth of 1.8 percent was offset by lower income from acquisitions. Operating margins of 16.9 percent were 160 basis points lower than the year earlier period. For the full year, revenues increased 11.0 percent, operating income grew 13.0 percent and operating margins of 18.9 percent were 30 basis points higher than a year ago.

International Specialty Systems fourth quarter revenues increased 25.9 percent primarily as a result of a 12.3 percent contribution from acquisitions and 8.8 percent growth in base revenues. The increase in base revenues was mainly due to the industrial packaging, welding and finishing business units. Operating income increased 41.3 percent, with 29.0 percent of that growth coming from base businesses. Favorable restructuring comparisons also boosted income growth by 8.1 percent. Operating margins of 14.0 percent were 150 basis points higher than the year earlier period. For the full year, revenues increased 14.9 percent, operating income grew 33.3 percent and operating margins of 13.6 percent were 180 basis points higher than a year ago.

Looking ahead, the Company is forecasting a 2007 first quarter diluted earnings per share range of $0.69 to $0.73 and a full-year range of $3.27 to $3.39. Base revenues are expected to grow in a range of 1.2 percent to 3.2 percent in the first quarter and 2.5 percent to 4.5 percent for the full year. If the Company achieves the midpoints of these forecasted ranges, the earnings per share growth would be 9 percent in the first quarter and 11 percent for the full year.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding end market conditions, base revenue growth, earnings growth, operating income, tax rates, restructuring costs, investment income, use of free cash and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause the actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in the Company’s Form 10-Q for the 2006 third quarter.

ITW is a $14.1 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 750 business units in 49 countries and employs some 55,000 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
STATEMENT OF INCOME	2006	2005	2006	2005
Operating Revenues	$3,640,529	$3,252,198	$14,055,049	$12,790,294
Cost of revenues	2,372,634	2,099,709	9,077,321	8,350,372
Selling, administrative, and R&D expenses	634,887	568,543	2,432,248	2,215,149
Amortization and impairment of
goodwill and other intangibles	38,670	26,869	124,544	83,842
Operating Income	594,338	557,077	2,420,936	2,140,931
Interest expense	(26,897)	(25,073)	(85,607)	(94,597)
Investment income	13,852	40,630	78,608	126,278
Other income (expense)	24,377	(255)	31,309	8,957
Income From Continuing Operations Before Income Taxes	605,670	572,379	2,445,246	2,181,569
Income taxes	166,400	171,800	727,500	686,700
Net Income	$439,270	$400,579	$1,717,746	$1,494,869

Net Income Per Share (a):
Basic	$0.78	$0.71	$3.04	$2.62
Diluted	$0.77	$0.71	$3.01	$2.60

Shares outstanding during the period (a):
Average	564,029	560,352	565,632	571,058
Average assuming dilution	568,227	564,858	569,892	575,434

(a) Restated for the two-for-one stock split in May 2006.

ESTIMATED FREE OPERATING CASH FLOW	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net cash provided by operating activities	$736,318	$488,672	$2,058,915	$1,851,543
Less: Additions to PP&E	(78,216)	(77,077)	(301,006)	(293,102)
Free operating cash flow	$658,102	$411,595	$1,757,909	$1,558,441

ILLINOIS TOOL WORKS INC.
(In thousands)
	Dec 31,	Sept 30,	Dec 31,
STATEMENT OF FINANCIAL POSITION	2006	2006	2005
ASSETS
Cash & equivalents	$590,207	$617,912	$370,417
Trade receivables	2,471,273	2,369,654	2,098,276
Inventories	1,482,508	1,444,560	1,203,063
Deferred income taxes	196,860	197,177	168,739
Prepaids and other current assets	465,557	462,448	271,110
Total current assets	5,206,405	5,091,751	4,111,605

Net plant & equipment	2,053,457	1,979,140	1,807,109
Investments	595,083	917,744	896,487
Goodwill	4,025,053	3,406,848	3,009,011
Intangible assets	1,113,634	904,314	669,927
Deferred income taxes	116,245	—	45,269
Other assets	770,562	950,672	906,235
	$13,880,439	$13,250,469	$11,445,643

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$462,721	$524,626	$252,899
Accounts payable	707,656	649,468	560,078
Accrued expenses	1,187,526	1,076,035	1,013,940
Cash dividends payable	117,337	119,001	92,620
Income taxes payable	161,344	74,537	81,194
Total current liabilities	2,636,584	2,443,667	2,000,731

Long-term debt	955,610	964,302	958,321
Deferred income taxes	280,882	133,103	—
Other liabilities	1,011,578	998,209	939,696
Total non-current liabilities	2,248,070	2,095,614	1,898,017

Common stock	6,309	6,304	3,120
Additional paid-in capital	1,378,587	1,154,337	1,082,611
Income reinvested in the business	10,406,511	10,084,576	9,112,328
Common stock held in treasury	(3,220,538)	(2,821,648)	(2,773,176)
Accumulated other comprehensive income	424,916	287,619	122,012
Total stockholders' equity	8,995,785	8,711,188	7,546,895
	$13,880,439	$13,250,469	$11,445,643